Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-206471, 333-190344, No. 333-183389, No. 333-166958, No. 333-164733, No. 333-161545, No. 333-159381, No. 333-154514, No. 333-149848, No. 333-118814, No. 333-107896, No. 333-71336, No. 333-37638 and No. 333-34130) on Form S-8 of ON Semiconductor Corporation of our report dated February 25, 2016, except for the restatement as to the effectiveness of internal control over financial reporting for the material weakness related to the design and operating effectiveness of controls over the safeguarding of cash, as to which the date is August 17, 2016, with respect to the consolidated balance sheets of Fairchild Semiconductor International, Inc. and subsidiaries as of December 27, 2015 and December 28, 2014, and the related consolidated statements of operations, comprehensive income (loss), cash flows and stockholders’ equity for each of the years in the three-year period ended December 27, 2015, and the related financial statement schedule, which report appears in the December 27, 2015 annual report on Form 10-K/A of Fairchild Semiconductor International, Inc., and is incorporated by reference in the Form 8-K/A of ON Semiconductor Corporation dated November 18, 2016.

/s/ KPMG LLP

Boston, Massachusetts

November 18, 2016